EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated February 28, 2000, with respect to the consolidated financial statements of SFX Entertainment, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and the related financial statement schedule, incorporated by reference from Clear Channel Communications, Inc.'s Current Report on Form 8-K dated June 14, 2000, previously filed with the Securities and Exchange Commission, in this Registration Statement on Form S-8 of Clear Channel Communications, Inc. dated December 3, 2001 pertaining to the SFX Entertainment Profit Sharing and 401(k) Plan.


                                                    /s/ Ernst & Young LLP


New York, New York
November 28, 2001